Filed Pursuant to Rule 424(b)(5)
Registration No. 333-280391

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 21, 2024)

TRINITY BIOTECH PLC Up to $1,013,706 American Depositary Shares representing A Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus dated June 21, 2024, as supplemented by the prospectus supplement dated July 12, 2024 and the prospectus supplement dated August 28, 2024 (the “prior prospectus supplement”), relating to the offer and sale from time to time of American Depositary Shares (“ADSs”) representing our A Ordinary Shares, par value $0.0109 per share (“A Ordinary Shares”) (each ADS represents 20 A Ordinary Shares), pursuant to an At the Market Offering Agreement (the “Sales Agreement”), we entered into with Craig-Hallum Capital Group LLC (“Craig-Hallum”) on July 12, 2024.   This prospectus supplement is registering the offer and sales, from time to time, of up to an additional $1,013,706  of our ADSs pursuant to the Sales Agreement. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prior prospectus supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prior prospectus supplement and any future amendments or supplements thereto.

Our ADSs are listed for trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TRIB.” On September 19, 2024, the closing price of an ADS on Nasdaq was $1.28.

Based on the closing sale price of $3.20 of our ADSs on Nasdaq on July 22, 2024 and approximately 7,859,724 non-affiliate outstanding ADSs, the aggregate market value of our public float, calculated according to General Instruction I.B.5 of Form F-3, is approximately $25,151,116. Under the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). We have sold approximately $7,369,999 of securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12-calendar-month period that ends on and includes the date of this prospectus supplement. As such, this prospectus supplement relates to the offer and sale of no more than $1,013,706 of ADSs.

Our business and an investment in our ADSs involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-7 of the prior prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Craig-Hallum

The date of this prospectus supplement is September 20, 2024